Filed Pursuant to Rule 424(b)(5)
Registration No. 333-147200
Prospectus Supplement to the Prospectus Dated November 7, 2007
US$55,000,000 comprised of 11,000,000 Units
Cdn.$16,042,000 comprised of 2,600,000 Flow-Through Shares
     Oilsands Quest Inc. (“OQI” or the “Corporation”) is hereby offering and qualifying for distribution (the “Offering”) 11,000,000 units (the “Units”) of the Corporation and 2,600,000 common shares in the capital of OQI to be issued as “flow-through shares” pursuant to the Income Tax Act (Canada) (the “Flow-Through Shares” and together with the Units, the “Offered Securities”). Each Unit shall be comprised of one common share in the capital of the Corporation (the “Common Shares”) and one-half of one Common Share purchase warrant (the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Common Share at a price of US$6.75 at any time during the two-year period beginning on the Offering Closing Date. See “Details of the Offering” and “Plan of Distribution”.
     The issued and outstanding Common Shares are listed on the American Stock Exchange (“AMEX”) under the symbol “BQI”. On November 20, 2007, the closing price of the Common Shares on such exchange was US$5.22 per Common Share. AMEX has approved the issuance of the Common Shares offered hereby. The Corporation has applied to AMEX to list the Warrants. There can be no assurance that the Warrants will be accepted for listing on AMEX.
     Investing in the Offered Securities involves risks. Before buying any of these Offered Securities you should carefully read the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and in the accompanying prospectus and the documents incorporated by reference therein.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     The Corporation has retained TD Securities Inc., Genuity Capital Markets, CIBC World Markets Inc., Desjardins Securities Inc., Blackmont Capital Inc., Canaccord Capital Corporation and Lehman Brothers Canada Inc. (collectively, the “Underwriters”) to act as underwriters in connection with this Offering on a firm commitment basis.
Price: US$5.00 per Unit and Cdn.$6.17 per Flow-Through Share

	Price to the	Underwriters’	Net Proceeds to the
	Public	Fee(1)	Corporation(2)
Per Unit	US$5.00	US$0.25	US$4.75
Per Flow-Through Share	Cdn.$6.17	Cdn.$0.3085	Cdn.$5.8615
Total	US$71,285,838(3)	US$3,564,292(3)	US$67,721,546(3)
	Cdn.$70,217,000(4)	Cdn.$3,510,850(4)	Cdn.$66,706,150(4)

(1)	The Underwriters’ fee is equal to 5% of the gross proceeds of the Offering.

(2)	The Corporation has granted to the Underwriters an option (the “Over-Allotment Option”), exercisable at any time until 30 days following the Offering Closing Date, to purchase up to an additional 15% of the Common Shares and/or Warrants comprising the Units at US$4.72 per Common Share and US$0.56 per Warrant. If the Over-Allotment Option is exercised in full, the US dollar total price to the public, Underwriters’ fee and net proceeds to the Corporation, before expenses, will be US$79,535,838, US$3,976,791 and US$75,559,047, respectively. See “Plan of Distribution”. The granting of the Over-Allotment Option and the distribution of the securities that may be issued on the exercise of the Over-Allotment Option are also qualified under this prospectus supplement.

(3)	Based on the Bank of Canada nominal noon exchange rate on November 20, 2007 of Cdn.$1=US$1.0152.

(4)	Based on the Bank of Canada nominal noon exchange rate on November 20, 2007 of US$1=Cdn.$0.9850.
     It is currently anticipated that the closing date of the Offering (the “Offering Closing Date”) will be on or about December 5, 2007, or such later date as the Corporation and the Underwriters may agree but in any event not later than December 31, 2007.

TD SECURITIES INC.

GENUITY CAPITAL MARKETS
CIBC WORLD MARKETS INC.

DESJARDINS SECURITIES INC.
BLACKMONT CAPITAL INC.	CANACCORD CAPITAL CORPORATION	LEHMAN BROTHERS CANADA INC.

NOVEMBER 21, 2007

     The Underwriters, as principals, conditionally offer the Offered Securities, subject to prior sale, if, as and when issued and delivered by the Corporation to, and accepted by, the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Plan of Distribution”, and subject to the approval of certain legal matters relating to Canadian law and United States law. Subscriptions will be received subject to rejection or allotment in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice.
     Subject to applicable laws, the Underwriters may, in connection with the Offering, over-allot or effect transactions which stabilize or maintain the market price of the Common Shares and Warrants at levels other than those which might otherwise prevail on the open market. In certain circumstances, the Underwriters may offer the Offered Securities (other than the Flow-Through Shares) at a price lower than the offering price. Any such reduction shall not affect the proceeds received by the Corporation. See “Plan of Distribution”.
     Certain of the directors of the Corporation and certain of the experts named in this prospectus supplement and the accompanying prospectus reside outside of Canada. Substantially all of the assets of these persons may be located outside Canada. The Corporation has appointed Macleod Dixon LLP, Suite 3700, 400 — Third Avenue SW, Calgary, Alberta, T2P 4H2 as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors and experts referred to above. It may also not be possible to enforce against the Corporation, its directors and officers and certain of the experts named in this prospectus supplement and judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
     Prospective investors should be aware that the acquisition of the Offered Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, Canada or the United States may not be described fully in this prospectus supplement or the accompanying prospectus.

-ii-

Important Notice About Information in this
Prospectus Supplement and the Accompanying Prospectus
     This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that the Corporation filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration statement, the Corporation may offer and sell its securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, you are provided with specific information about the terms of the Offering. Both this prospectus supplement and the accompanying prospectus include important information about the Corporation, its Common Shares and Warrants other information you should know before investing in the Offered Securities. This prospectus supplement may also add, update and change information contained in the accompanying prospectus. To the extent that any statement made in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus, the statements made in the accompanying prospectus are deemed modified or superseded by the statements made in this prospectus supplement.
     Prospective investors should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. The Corporation has not authorized any other person to provide prospective investors with additional or different information. If anyone provides prospective investors with different or inconsistent information, prospective investors should not rely on it. The Corporation is offering to sell, and seeking offers to buy, the Offered Securities only in jurisdictions where offers and sales are permitted. Prospective investors should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information the Corporation has previously filed with the SEC and with the securities regulatory authority in each of the provinces of Canada other than Québec that is incorporated by reference herein, is accurate as of their respective dates only. The Corporation’s business, financial condition, results of operations and prospects may have changed since those dates.
     In this prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in US dollars. References to “dollars” or “$” or to “US$” are to lawful currency of the United States and references to “Canadian dollars” or “Cdn.$” are references to lawful currency of Canada.
     Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus supplement and the accompanying prospectus is determined using United States generally accepted accounting principles which are in effect from time to time in the United States.
Forward-Looking Information
     This prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein and therein include “forward-looking statements” within the meaning of securities laws, including the “safe harbour” provisions of applicable securities legislation, including Section 21E of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 27A of the United States Securities Act of 1933, as amended (the “Securities Act”). All forward-looking statements are based on the Corporation’s current beliefs as well as assumptions made by, and information currently available to, the Corporation and relate to, among other things, anticipated financial performance, business prospects, strategies, regulatory developments, new services, market forces, discoverable resources, commitments and technological developments. Forward-looking statements may be identified by the use of words like “believes”, “intends”, “expects”, “may”, “will”, “should”, or “anticipates”, or the negative equivalents of those words or comparable terminology, and by discussions of strategies that involve risks and uncertainties.
     The risks and uncertainties of the Corporation’s business, including those discussed under “Risk Factors” and incorporated by reference in this prospectus supplement, the accompanying prospectus and the Annual Report (as defined herein) and as described under “Risk Factors” could cause the Corporation’s actual results and experience to differ materially from the anticipated results or other expectations expressed. The material assumptions in making these forward-looking statements are disclosed in the accompanying prospectus under the heading “Note of Caution Regarding Forward-Looking Statements”. In addition, the Corporation bases forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that events described in the forward-looking statements set out in this prospectus supplement and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus may not occur.
     The Corporation cannot assure prospective investors that its future results, levels of activity and achievements will occur as the Corporation expects, and neither the Corporation nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, the Corporation has no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Where to Find More Information
     The Corporation has filed with the SEC a registration statement on Form S-3 relating to the Offered Securities. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, do not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this prospectus supplement and in the accompanying prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference.
     The documents described above are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials the Corporation has filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
Documents Incorporated by Reference
     The following documents of the Corporation, which are filed by the Corporation with the SEC and the various securities commissions or similar authorities in each of the provinces of Canada other than Québec, are specifically incorporated by reference into and form an integral part of this prospectus supplement and the accompanying prospectus:
(a)	Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007 (the “Annual Report”);

(b)	Quarterly Report on Form 10-Q for the quarter ended July 31, 2007;

(c)	Current Reports on Form 8-K, as amended, reporting events of (filing date with the SEC in parentheses):

November 20, 2007 (November 20, 2007)
November 13, 2007 (November 14, 2007, amended November 19, 2007)
November 5, 2007 (November 8, 2007)
October 11, 2007 (October 15, 2007)
July 24, 2007 (July 26, 2007)
June 28, 2007 (July 5, 2007)
May 4, 2007 (May 7, 2007)
May 3, 2007 (May 4, 2007)

(d)	Registration Statement on Form 10-SB filed October 14, 1999, registering the Corporation’s Common Shares under the Securities Act of 1934, as amended by Form 8-A filed March 13, 2006 and on August 23, 2006.
     Any documents of the type referred to above subsequently filed by the Corporation with the SEC after the date of this prospectus supplement and prior to the termination of the Offering shall be deemed to be incorporated by reference into this prospectus supplement and the accompanying prospectus for the purposes of this Offering. These documents are available through the internet from the SEC, which can be accessed at www.sec.gov.
Notice to Prospective Investors in the European Economic Area
     In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of Offered Securities described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the Offered Securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:
•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.
     Each purchaser of Offered Securities located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.
     For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.
     The sellers of the Units have not authorized and do not authorize the making of any offer of Units through any financial intermediary on their behalf, other than offers made by the Underwriters with a view to the final placement of the Units as contemplated in this prospectus supplement. Accordingly, no purchaser of the Units, other than the Underwriters, is authorized to make any further offer of the Units on behalf of the sellers or the Underwriters.
Notice to Prospective Investors in the United Kingdom
     This prospectus supplement and the accompanying prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive (“Qualified Investors”) that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This prospectus supplement and the accompanying prospectus and its contents should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.
Risk Factors
     An investment in the Offered Securities offered hereunder involves certain risks. In addition to the other information contained in this prospectus supplement and the accompanying prospectus, and in the documents incorporated by reference herein and therein, prospective purchasers of Offered Securities should consider carefully the risk factors set forth below, as well as the risk factors referenced in the accompanying prospectus under the heading “Risk Factors” and in the documents incorporated by reference.
     An investment in the Flow-Through Shares is subject to certain risks and should be considered speculative due to the nature of the Corporation’s involvement in the exploration for, and the acquisition, development and production of bitumen. Investors should carefully consider the risks described under the heading “Risk Factors” in the accompanying prospectus as well as the risk factors set forth below prior to making an investment in the Flow-Through Shares.
Canadian Tax Treatment of Flow-Through Shares
     The tax treatment applicable to oil and gas activities and flow-through shares constitutes a major factor when considering an investment in the Flow-Through Shares. There is no guarantee that the taxation laws and regulations and the current administrative practices of both the federal and provincial tax authorities will not be amended or construed in such a way that the tax considerations for a subscriber holding Flow-Through Shares will not be altered and, moreover, there is no guarantee that there will not be any differences of opinion between the federal and provincial tax authorities with respect to the tax treatment of the Flow-Through Shares, the status of such Flow-Through Shares and the activities contemplated by the Corporation’s exploration and development programs. See “Certain Canadian Federal Income Tax Considerations” on page S-10 of this prospectus supplement.
     The Flow-Through Shares are designed for investors whose income is subject to high marginal tax rates. The right to deduct qualifying expenditures accrues to the initial purchaser of the Flow-Through Shares and is not transferable. No guarantee can be given that Canadian tax laws will not be amended, that the amendments announced with respect to such laws will be adopted or that the current administrative practices of the tax authorities will not be modified. In addition, there is no guarantee that the expected tax deductions will be accepted by the Canada Revenue Agency. Consequently, the tax considerations for subscribers holding or selling Flow-Through Shares may be fundamentally altered. See “Certain Canadian Federal Income Tax Considerations” on page S-10 of this prospectus supplement.
     There is no guarantee that an amount equal to the total proceeds of the sale of the Flow-Through Shares will be expended on or prior to December 31, 2008 as Canadian exploration expense (“CEE”) resulting in the deductions described under “Certain Canadian Federal Income Tax Considerations”. If the Corporation does not incur (or is not deemed to have incurred) CEE in an amount equal to the gross proceeds from the sale of the Flow-Through Shares prior to December 31, 2008, the Corporation shall reduce the amount of CEE that it has renounced in favour of the subscribers and the subscribers will be reassessed accordingly and will be required to remit certain tax benefits from which they would have benefited. Subscribers will not be subject to penalties for any such reassessment and no interest will be payable on such additional tax if such tax is paid by April 30, 2009.
Dilution
     Purchasers of the Offered Securities will suffer an immediate and substantial dilution in net tangible book value per share. Dilution is the amount by which the public offering price paid by purchasers of Common Shares included in the Offered Securities exceeds the net tangible book value per share of Common Shares after the Offering. Net tangible book value represents the amount of the Corporation’s total tangible assets reduced by its total liabilities. The following table illustrates the estimated per share dilution:

	No overallotment
	option exercised
Public offering price per share(1)	US$	5.00
Net tangible book value per share as of July 31, 2007 (2)	US$	2.015
Increase in net tangible book value per share attributable to new investors (3)	US$	0.172
Adjusted net tangible book value per share after the Offering	US$	2.187
Dilution per share to new investors	US$	2.813

(1)	Based on the sale of11,000,000 Common Shares in the form of Units (but not giving any effect to the sale or exercise of Warrants) at an offering price of US$5.00 per Unit and 2,600,000 Flow-Through Shares at Cdn$6.17 per share (converted to US$6.25 per share based on an exchange rate of US$1=Cdn$0.9872).

(2)	The Corporation has no intangible assets or goodwill included on its balance sheet. Net tangible book value per share represents net tangible book value (US$432,815,638) divided by the number of Common Shares outstanding plus the number of outstanding exchangeable shares (which are exchangeable for Common Shares for no additional consideration) at July 31, 2007 (214,767,173), as reported in the Corporation’s Form 10-Q for the quarter ended July 31, 2007. This does not give effect to the issuance of 7,140,218 Common Shares following July 31, 2007.

(3)	Based on estimated net proceeds of the Offering of US$66,688,019.
     The data in the table above assumes that no value is attributable to the Warrants in the Units and further does not take into account 7,140,218 Common Shares issued following July 31, 2007. The data in the table above does not give any effect to the exercise or conversion of other outstanding options, warrants or convertible securities, some of which may be exercisable or convertible at prices below net tangible book value per share.

Use of Proceeds
     The net proceeds to the Corporation from the sale of the Units will be US$67,721,546  after deducting the Underwriters’ fee of $3,564,292, before deducting expenses of the Offering.  The Corporation will use the proceeds of the offering of Units for reservoir testing and other costs associated with the Axe Lake Discovery and for general corporate purposes.  Specific allocations of the proceeds for such purposes have not been made at this time.   The Cdn. $16,042,000 gross proceeds from the offering of the Flow-Through Shares will be used by the Corporation to incur CEE through exploration activities relating to its permit lands.  CEE will be renounced in favour of subscribers for such shares effective on or before December 31, 2007.  The expenses of the Offering and the Underwriters’ fee will be paid from the proceeds of the Offering.
Consolidated Capitalization
     Since July 31, 2007, the Corporation has issued 3,558,883 Common Shares upon the exercise of warrants, at an average exercise price of US$1.95 for gross proceeds of $6,944,686; 1,056,250 Common Shares on exercise of options at an average exercise price of US$2.86 for gross proceeds of $3,022,375; and 1,971,085 Common Shares on exchange of exchangeable shares. There have been no other material changes in the share and loan capital of the Corporation on a consolidated basis from July 31, 2007 to the date of this prospectus supplement. After giving effect to the Offering, and assuming the Warrants are not exercised, the shareholders’ equity of the Corporation will increase by the amount of US$71,285,838 (based on an exchange rate of US$1=Cdn.$0.9850) and the issued and outstanding Common Shares, on a fully diluted basis, will increase by 13,600,000 shares, assuming the Warrants are not exercised. The full exercise of the Warrants would result in aggregate proceeds to the Corporation of US$37,125,000, and the issued and outstanding Common Shares, on a fully diluted basis, will increase by 5,500,000 shares. In the event of the exercise in full of the Over-Allotment Option and the exercise in full of the Warrants included in the Over-Allotment Option, the shareholders’ equity of the Corporation will increase by an additional US$13,818,750 and the number of issued and outstanding Common Shares, on a fully diluted basis, will increase by an additional 2,475,000 shares. All amounts recorded are before fees and expenses.
Details of the Offering
     The Offering consists of 11,000,000 Units at a price of US$5.00 per Unit and 2,600,000 Flow-Through Shares at a price of Cdn$6.17 per Flow-Through Share.
     Set forth below is a summary of the material attributes and characteristics of the Warrants and Flow-Through Shares.
Warrants
     The Warrants will be issued under an indenture (the “Warrant Indenture”) to be entered into between the Corporation and Computershare Trust Company of Canada (the “Warrant Trustee”) on or before the closing of the Offering. The Corporation will appoint the principal transfer office of the Warrant Trustee in Vancouver as the location at which the Warrants may be surrendered for exercise, transfer or exchange. Under the Warrant Indenture, the Corporation may, subject to applicable law, purchase in the market, by private contract or otherwise, any of the Warrants then outstanding, and any Warrants so purchased will be cancelled. The exercise price of the Warrants will be payable in US dollars.
     The Warrant Indenture will provide for adjustment in the number of Common Shares issuable upon the exercise of the Warrants and/or the exercise price per Common Share upon the occurrence of certain events, including:
(i)	the issuance of Common Shares or securities exchangeable for or convertible into Common Shares at no additional cost to all or substantially all of the holders of the Common Shares by way of a stock dividend or other distribution (other than a “dividend paid in the ordinary course”, as defined in the Warrant Indenture);

(ii)	the subdivision, redivision or change of the Common Shares into a greater number of shares;

(iii)	the reduction, combination or consolidation of the Common Shares into a lesser number of shares;

(iv)	the issuance to all or substantially all of the holders of the Common Shares of rights, options or warrants under which such holders are entitled, during a period expiring not more than 45 days after the record date for such issuance, to subscribe for or purchase Common Shares, or securities exchangeable for or convertible into Common Shares, at a price per share to the holder (or at an exchange or conversion price per share) of less than 95% of the “current market price”, as defined in the Warrant Indenture, for the Common Shares on such record date; and

(v)	the issuance or distribution to all or substantially all of the holders of the Common Shares of securities of the Corporation including rights, options or warrants to acquire shares of any class of securities exchangeable or convertible into any such shares or property or assets and including evidences of indebtedness, or any property or other assets.
     The Warrant Indenture will also provide for adjustment in the class and/or number of securities issuable upon the exercise of the Warrants and/or exercise price per security in the event of the following additional events:
(i)	reclassification of the Common Shares (other than as described above);

(ii)	consolidation, amalgamations, arrangements or mergers of the Corporation with or into any other corporation or other entity (other than consolidations, amalgamations, arrangements or mergers which do not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares); or

(iii)	the transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or entity.
     No adjustment to the exercise price or the number of Common Shares purchasable upon the exercise of the Warrants will be required to be made unless the cumulative effect of the such adjustment or adjustments would result in a change of at least 1% in the prevailing exercise price or a change in the number of Common Shares purchasable upon exercise by at least one one-hundredth of a Common Share, as the case may be.
     The Corporation will also covenant in the Warrant Indenture that, during the period in which the Warrants are exercisable, it will give notice to each registered holder of Warrants (each, a “Warrantholder”) of certain stated events, including events that would result in an adjustment to the exercise price for the Warrants or the number of Common Shares issuable upon exercise of the Warrants, at least 10 business days prior to the record date or effective date, as the case may be, of such event.
     No fractional Common Shares will be issuable upon the exercise of any Warrants, but cash will be paid in lieu of any fractional share entitlement based on the “current market value”, as defined in the Warrant Indenture, of the Common Shares, provided that the Corporation shall not be required to make any such cash payment that is less than US$10.00. Warrantholders will not have any voting or pre-emptive rights or any other rights which a holder of Common Shares would have.
     From time to time, the Corporation and the Warrant Trustee, without the consent of the Warrantholders, may amend or supplement the Warrant Indenture for certain purposes, including correcting or rectifying the ambiguities, defects or inconsistencies or making any change that does not prejudice the rights of any Warrantholder. Any amendment or supplement to the Warrant Indenture that would prejudice the interests of the Warrantholders may only be made by “extraordinary resolution”, which is defined in the Warrant Indenture as a resolution either (1) passed at a meeting of the Warrantholders at which there are Warrantholders present in person or represented by proxy representing at least 10% of the aggregate number of the then outstanding Warrants (unless such meeting is adjourned to a prescribed later date due to a lack of quorum, at which adjourned meeting the Warrantholders present in person or by proxy shall form a quorum) and passed by the affirmative vote of Warrantholders representing not less than 66 2/3 % of the aggregate number of all the then outstanding Warrants represented at the meeting and voted on the poll upon such resolution, or (2) adopted by an instrument in writing signed by the Warrantholders representing not less than 66 2/3 % of the aggregate number of all the then outstanding Warrants.
     The foregoing is a summary only of the terms of the Warrants and is qualified by the more detailed provisions of the Warrant Indenture.
Flow-Through Shares
     The Flow-Through Shares will be issued as “flow-through shares” under the Tax Act. The Corporation will covenant to incur (or be deemed to incur) on or before December 31, 2008, and renounce to each subscriber of Flow-Through Shares effective on or before December 31, 2007, CEE in an amount equal to the aggregate purchase price for the Flow-Through Shares paid by such subscriber. See “Certain Canadian Federal Income Tax Considerations”.
     Subscriptions for Flow-Through Shares will be made pursuant to one or more subscription and renunciation agreements (collectively, the “Subscription Agreement”) to be made between the Corporation and one or more of the Underwriters or one or more sub-agents of the Underwriters, as agent for, on behalf of and in the name of all subscribers of Flow-Through Shares. Subscribers who place an order to purchase Flow-Through Shares with an Underwriter, or any sub-agent of an Underwriter, will be deemed to have authorized the Underwriter, or such sub-agent, to execute and deliver, on their behalf, the Subscription Agreement.
     Pursuant to the Subscription Agreement, the Corporation will covenant and agree (i) to incur (or be deemed to incur) on or before December 31, 2008, and renounce to each subscriber effective on or before December 31, 2007, CEE in an amount equal to the aggregate purchase price paid by such subscriber for the Flow-Through Shares, and (ii) that if the Corporation does not renounce to such subscriber, effective on or before December 31, 2007, CEE equal to such amount, or if there is a reduction in such amount renounced pursuant to the provisions of the Tax Act, the Corporation shall indemnify the subscriber as to, and forthwith pay in settlement thereof to such subscriber, an amount equal to the amount of any tax payable or that may become payable under the Tax Act (and under any corresponding provincial legislation) by the subscriber as a consequence of such failure or reduction. The Subscription Agreement will contain additional representations, warranties, covenants and agreements by the Corporation in favour of the subscriber of Flow-Through Shares which are consistent with and supplement the Corporation’s obligations as described in this prospectus supplement.
     The Subscription Agreement will also provide representations, warranties and agreements of the subscriber, and by its purchase of Flow-Through Shares each subscriber of Flow-Through Shares offered hereunder will be deemed to have represented, warranted and agreed, for the benefit of the Corporation and the Underwriters that: (i) the subscriber, and any beneficial purchaser for whom it is acting deals, and until January 1, 2009 will continue to deal, at arm’s length with the Corporation for the purposes of the Tax Act; (ii) the subscriber, if an individual, is of the full age of majority and otherwise is legally competent to enter into the Subscription Agreement; (iii) other than as provided herein and in the Subscription Agreement, the subscriber waives any right that it may have to any potential incentive grants, credits and similar or like payments or benefits which accrue as a result of the operations relating to CEE and acknowledges that all such grants, credits, payments or benefits accrue to the benefit of the Corporation; (iv) the subscriber has received and reviewed a copy of this prospectus supplement and the accompanying prospectus; (v) neither the subscriber, nor any beneficial purchaser for whom it is acting, will enter into any arrangement that would cause the Flow-Through Shares to be “prescribed shares” for purposes of the Tax Act; and (vi) the liability of the Corporation to renounce CEE shall be limited to the extent specifically stated in this prospectus supplement and in the Subscription Agreement.
     Notwithstanding the foregoing, the Corporation may, with the consent of the Underwriters, such consent not be unreasonably withheld, enter into one or more subscription and renunciation agreements for Flow-Through Shares on such other terms as may be agreed to by the Corporation and the applicable subscriber.

Plan of Distribution
     Pursuant to an underwriting agreement (the “Underwriting Agreement”) dated November 21, 2007 between the Corporation and the Underwriters, the Corporation has agreed to sell an aggregate of 11,000,000 Units to the Underwriters and the Underwriters have agreed to purchase from the Corporation, as principals, such Units on the Offering Closing Date. The Underwriting Agreement provides that the Corporation will pay the Underwriters a fee of US$0.25 per Unit issued and sold by the Corporation, plus a fee of $0.3085 per Flow-Through Share issued and sold by the Corporation, for an aggregate fee payable by the Corporation of US$3,564,292, in consideration for the Underwriters’ services in connection with the Offering.
     Pursuant and subject to the terms and conditions of the Underwriting Agreement, the Underwriters have also agreed to act as, and the Corporation has appointed the Underwriters, as the sole and exclusive agents of the Corporation, to offer the Flow-Through Shares for sale on the Offering Closing Date at the price per Flow-Through Share specified herein being an aggregate purchase price of Cdn.$16,042,000, provided that if less than 2,600,000 Flow-Through Shares are sold by the Underwriters as agents, the Underwriters agree to purchase from the Corporation on the Offering Closing Date that number of Flow-Through Shares that together with such shares sold by the Underwriters as agent, the aggregate 2,600,000 Flow-Through Shares.
     The Corporation has granted to the Underwriters the Over-Allotment Option exercisable at any time until 30 days following the Offering Closing Date to purchase up to an additional 15% of the Common Shares and Warrants comprising the Units at a price of US$4.72 per Common Share and US$0.56 per Warrant. If the Over-Allotment Option is exercised in full, the US dollar total price to the public, Underwriters’ fee and net proceeds to the Corporation, before expenses, will be US$79,535,838, US$3,976,791 and US$75,559,047 respectively. The granting of the Over-Allotment Option and the distribution of the Units that may be issued on the exercise of the Over-Allotment Option are also qualified under this prospectus supplement and the accompanying prospectus.
     The offering price of the Units and the Flow-Through Shares and the terms of the Offering were established through negotiations between the Corporation and TD Securities Inc. on its own behalf and on behalf of the Underwriters.
     It is expected that delivery of the Offered Securities will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement, which will be the ninth business day following the date of pricing of the Offered Securities (such settlement code being herein referred to as “T+9”). Under SEC Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Securities on the date of pricing or within the next two succeeding business days will be required, by virtue of the fact that the Offered Securities initially will settle T+9, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Offered Securities who wish to trade Offered Securities on the date of pricing or within the next two succeeding business days should consult their own advisor.
     The obligations of the Underwriters under the Underwriting Agreement are several (and not joint or joint and several) and are subject to certain conditions precedent, including the absence of any material adverse change in the Corporation’s business and the receipt of certain opinions, letters and certificates from the Corporation’s counsel, the Corporation’s independent auditors and the Corporation. Additionally, the obligations of the Underwriters under the Underwriting Agreement may be terminated at their discretion upon the occurrence of certain stated events. If an Underwriter fails to purchase the Units or Flow-Through Shares which it has agreed to purchase, the other Underwriters may, but are not obligated to, purchase such Units or Flow-Through Shares, provided that, if the aggregate number of Units or Flow-Through Shares not purchased is less than or equal to 10% of the aggregate number of Units or Flow-Through Shares agreed to be purchased by the Underwriters, then each of the other Underwriters is obligated to purchase severally the Units and Flow-Through Shares not taken up, on a pro rata basis or as they may otherwise agree as between themselves. The Underwriters are, however, obligated to take up and pay for all Units and Flow-Through Shares if any are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that the Corporation will indemnify the Underwriters and their respective directors, officers, affiliates, agents and employees against certain liabilities and expenses. The Corporation has also agreed to contribute to payments the Underwriters may be required to make in respect of such liabilities.

     The Underwriters propose to offer the Units initially at the public offering price specified on the cover page of this prospectus supplement. After the Underwriters have made a reasonable effort to sell all of the Units offered by this prospectus supplement at the price specified herein, the offering price may be decreased and may be further changed from time to time to an amount not greater than that specified on the cover page of this prospectus supplement. Any such reduction shall not affect the proceeds received by the Corporation.
     Subscriptions for Units and Flow-Through Shares will be received subject to rejection or allotment in whole or in part, and the right is reserved to close the subscription books at any time without notice.
     This Offering is being made concurrently in the United States and in all the provinces of Canada (other than Québec) pursuant to the multi-jurisdictional disclosure system implemented by securities regulatory authorities in Canada. The Units will be offered in Canada and the United States through the Underwriters either directly or, if applicable, through their respective Canadian or United States registered broker-dealer affiliates. The Flow-Through Shares are only being offered in Canada (other than in the province of Québec) and will not be offered in the United States.
     The Corporation has agreed to certain lock-up provisions with regard to future sales of its Common Shares for a period of 90 days after the closing of the Offering as set forth in the Underwriting Agreement.
     The Underwriting Agreement is included as an exhibit to the Corporation’s Current Report on Form 8-K that will be filed with the Securities and Exchange Commission in connection with the consummation of this offering.
     The transfer agent for the Corporation’s Common Shares is, and the indenture trustee under the Warrant Indenture will be, Computershare Trust Company of Canada.
     The Common Shares are listed on the American Stock Exchange under the symbol “BQI.”
Certain Income Tax Considerations
Certain Canadian Federal Income Tax Considerations
     In the opinion of Macleod Dixon llp, counsel to the Corporation, and Blake, Cassels & Graydon llp, counsel to the Underwriters, the following is a fair and adequate summary of the principal Canadian federal income tax considerations generally applicable to a subscriber who purchases Units or Flow-Through Shares pursuant to this offering and who, for purposes of the Tax Act and at all relevant times deals at arm’s length and is not affiliated with the Corporation and holds the Common Shares, Warrants and Flow-Through Shares as capital property. The Common Shares, Warrants, and Flow-Through Shares will generally constitute capital property to a holder thereof unless the holder holds them in the course of carrying on a business of buying and selling securities or acquires them in a transaction or transactions considered to be an adventure in the nature of trade.
     This summary is based on the current provisions of the Tax Act and the regulations thereunder (the “Regulations”), all specific proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”). Except for the Proposed Amendments, this summary does not take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial tax laws of Canada or the tax laws of any foreign jurisdiction. No assurance can be given that the Proposed Amendments will be enacted as proposed (or at all) or that legislative, judicial or administrative changes will not alter the statements made herein.
     This summary does not apply to a subscriber (i) that is a “principal-business corporation” within the meaning of the Tax Act; (ii) whose business includes trading or dealing in rights, licenses or privileges to explore for, drill for or take minerals, petroleum, natural gas or other related hydrocarbons; (iii) that is a “financial institution”, a “specified financial institution” or an interest in which constitutes a “tax shelter investment”, all within the meaning of the Tax Act; (iv) that is a partnership or trust; or (v) with respect to whom the Corporation is a foreign affiliate within the meaning of the Tax Act.
Foreign Investment Entity Status
     On October 29, 2007, Bill C-10 was passed by the Canadian House of Commons and has currently received first reading in the Canadian Senate. The provisions of Bill C-10 will apply, among other things, to certain investments in non-resident entities designated as “foreign investment entities” (“FIEs”) generally applicable for taxation years after 2006 (the “FIE Tax Proposals”). In general terms, the FIE Tax Proposals, as currently drafted, would apply to require a Canadian resident holder that holds a “participating interest” (that is not an “exempt interest”) in a non-resident entity that is a FIE at the entity’s taxation year-end to take into account in computing the Canadian resident holder’s income for the holder’s taxation year that includes such taxation year-end: (i) an amount based on a prescribed rate of return on the “designated cost” of such participating interest held by the Canadian resident holder at the end of each month ending in the holder’s taxation year at which time the participating interest is held by the holder; (ii) in certain limited circumstances, any gains or losses accrued on such participating interest for the year; or (iii) in certain limited circumstances, the holder’s proportionate share of the FIE’s income (or loss) for the year calculated using Canadian tax rules. For the purposes of the FIE Tax Proposals, the Offered Securities will constitute participating interests in the Corporation.
     The Corporation will not be a FIE at the end of a taxation year provided that, at that time, the “carrying value” of all of the Corporation’s “investment property” is not greater than one-half of the “carrying value” of all of its property or, throughout the taxation year, its principal undertaking was the carrying on of a business other than an investment business as determined for purposes of the FIE Tax Proposals. The Corporation is of the view, and has advised counsel, that if the Corporation had a taxation year-end on the date that the Offered Securities are issued, the Corporation would not be a FIE on that date on the basis that on that date, the carrying value of its investment property would not be greater than one-half of the carrying value of all of its property. However, the determination of whether or not the Corporation is a FIE must be made on an annual basis at the end of each taxation year-end of the Corporation and no assurances can be given that the Corporation will not be a FIE at the end of any of its taxation years.
Foreign Property Information Reporting
     A Canadian resident holder that is a “specified Canadian entity” for a taxation year or a fiscal period and whose total cost amount of “specified foreign property”, including the Offered Securities, at any time in the year or fiscal period exceeds $100,000 (as such terms are defined in the Tax Act) will be required to file Form T-1135 for the year or period disclosing prescribed information. Subject to certain exceptions, a Canadian resident holder will generally be a specified Canadian entity. Holders should consult their own tax advisors regarding these rules.
     This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular subscriber. Accordingly, each potential subscriber should obtain independent advice regarding the income tax consequences of investing in the Offered Securities having regard to the subscriber’s particular circumstances.
Holders of Flow-Through Shares Resident in Canada
     The following summary applies only to subscribers for Flow-Through Shares that are, at all material times, residents or deemed residents of Canada for the purposes of the Tax Act.
     This summary assumes that the Corporation will make all necessary tax filings in respect of the issuance of the Flow-Through Shares and the renunciation of CEE in the manner and within the time required by the Tax Act and the Regulations, that the Corporation will incur sufficient CEE to enable it to renounce to subscribers all of the CEE covenanted to be renounced by the Corporation pursuant to the Subscription Agreement effective on the dates set out therein and that all expenses discussed herein will be reasonable in amount. This summary assumes that the Corporation will be a “principal-business corporation” at all material times and that the Flow-Through Shares, when issued, will be “flow-through shares” and will not be “prescribed shares”, all within the meaning of the Tax Act.

Canadian Exploration Expense
     The Corporation will be entitled to renounce CEE incurred, or deemed to have been incurred, by it to subscribers in an amount equal to the subscription price for the Flow-Through Shares as permitted by and in accordance with the Tax Act. Such CEE that is properly renounced to a subscriber will be deemed to be CEE incurred by the subscriber on the effective date of the renunciation.
     The Corporation generally will be entitled to renounce CEE incurred, or deemed to be incurred, by it on or after the date that subscriptions for the Flow-Through Shares are accepted, less (i) any previous renunciations with respect to such expenses, (ii) any portion of those expenses which are prescribed under the Regulations as being “Canadian exploration and development overhead expenses”, (iii) certain seismic expenses, and (iv) any assistance that the Corporation has received, is entitled to receive, or may reasonably be expected to receive at any time which is reasonably related to those expenses. The Corporation may not renounce to subscribers an amount in excess of the amount paid by the subscribers for the Flow-Through Shares. The Corporation will not be entitled to renounce CEE to the extent that such renunciation, if effective, would cause the Corporation’s own cumulative CEE (“CCEE”) to be a negative amount.
     Certain CEE incurred, or deemed to have been incurred, pursuant to a flow-through share agreement and within 12 months after the end of the calendar year in which the flow-through shares are issued (the “preceding calendar year”) can be treated as if incurred in the preceding calendar year, provided that the subscription price for the relevant flow-through shares has been paid for in money during the preceding calendar year, the subscriber deals at arm’s length with the Corporation throughout that 12 month period and the renunciation has been duly made within 90 days after the end of such preceding calendar year. In the event the Corporation does not fully expend the amounts renounced by the end of that 12 month period the Corporation will be required to reduce the amount previously renounced and the subscribers’ income tax returns for the years in which the expenditures were claimed will be reassessed accordingly. However, interest would generally not be levied in respect of such reassessments until after April, 2009.
     A subscriber for Flow-Through Shares to whom the Corporation renounces CEE will have such CEE added to the subscriber’s CCEE. A subscriber may deduct in computing the subscriber’s income from all sources for a taxation year an amount not exceeding 100% of the balance of the subscriber’s CCEE at the end of that taxation year. Deductions claimed by a subscriber reduce the subscriber’s CCEE by the amount claimed. To the extent that a subscriber does not deduct the full CCEE balance at the end of the taxation year, the balance will be carried forward and the subscriber will be entitled to claim deductions in respect thereof in subsequent taxation years in accordance with, and subject to the restrictions under, the provisions of the Tax Act. If at the end of a taxation year the reductions in calculating a subscriber’s CCEE exceed the additions thereto, the excess must be included in computing the subscriber’s income for that year and the subscriber’s CCEE will thereupon have a nil balance. The disposition of Flow-Through Shares will not reduce a subscriber’s CCEE. Certain restrictions apply in respect of the deduction of CCEE following an acquisition of control and certain reorganizations of a corporate subscriber. Corporate subscribers should consult their own tax advisors with respect to the application of these rules.
     A subscriber who disposes of Flow-Through Shares will retain the entitlement to receive renunciations of CEE from the Corporation as described above, as well as the ability to deduct any CEE previously deemed to have been incurred by the subscriber, and a subsequent purchaser of such Flow-Through Shares will not be entitled to any renunciation of any CEE in respect thereof.
Disposition of Flow-Through Shares
     A disposition or deemed disposition of a Flow-Through Share (other than to the Corporation) will result in the holder thereof realizing a capital gain (or a capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition exceed (or are less than) the aggregate of the holder’s adjusted cost base of such shares and reasonable costs of the disposition. For tax purposes, the initial cost to a subscriber of the Flow-Through Shares is deemed to be nil. The adjusted cost base of any Flow-Through Shares acquired pursuant to this offering will generally be the average of the cost of all such shares including all other Common Shares held by the holder for the purpose of calculating capital gains or capital losses on subsequent dispositions of such shares. See “Taxation of Capital Gains and Losses” below.

Cumulative Net Investment Loss
     One half of the amount of CEE renounced to a subscriber will increase the subscriber’s cumulative net investment loss (“CNIL”) for the purposes of the Tax Act. A subscriber’s CNIL may impact a subscriber’s ability to claim the capital gains deduction available on the disposition of certain qualifying small business corporation shares, farm property and fishing property.
Minimum Tax
     Pursuant to the alternative minimum tax rules in the Tax Act, the tax otherwise payable under Part I of the Tax Act by an individual (other than certain trusts) will not be less than the minimum amount computed by reference to the individual’s “adjusted taxable income” for the year. For these purposes, the minimum amount generally means the “appropriate percentage” (currently 15.5% for the 2007 taxation year, subject to a reduction to 15% pursuant to the Proposed Amendments) of adjusted taxable income in excess of $40,000. In calculating adjusted taxable income for this purpose, certain deductions and credits otherwise available are disallowed and certain amounts otherwise not taxable are included in income. These disallowed items include deductions for CEE to the extent the deductions exceed the individual’s resource income before deduction of those amounts, and deductions for carrying charges which relate to an investment in flow-through shares to the extent that such deductions exceed the individual’s resource income after deductions for resource expenses, including CEE. Also included in adjusted taxable income are 80% of capital gains. Whether and to what extent a particular individual will be subject to minimum tax will depend upon the amount of the individual’s income, the sources from which it is derived and the nature and amount of any deductions that are claimed. Any additional tax payable for a year resulting from the application of the minimum tax provisions is recoverable to the extent the tax otherwise determined exceeds the minimum amount for any of the following seven taxation years.
     The Canadian income tax treatment of dividends payable to subscribers of Flow-Through Shares is the same as that described below in respect of Common Shares. See “Dividends”, below.
Holders of Common Shares and Warrants Resident in Canada
The following summary applies only to holders of Common Shares and Warrants that are, at all material times, residents or deemed residents of Canada for the purposes of the Tax Act.
Allocation of Unit Purchase Price
     A subscriber for a Unit will be required to allocate the subscription price paid for such Unit (together with any reasonable acquisition costs) on a reasonable basis among the Common Share and the Warrant received by the subscriber for purposes of determining the cost of each for income tax purposes. It is anticipated that the relative stock market trading prices of the Common Shares and Warrants immediately after Closing will provide guidance to a holder of Units in allocating the adjusted cost base thereof between his Common Shares and his Warrants.
     Management of the Corporation believes that it is reasonable to allocate US$0.28 of the subscription price of a Unit to the one-half of a Warrant acquired by a subscriber. This allocation is not binding on either a subscriber or the CRA.
Exercise or Expiry of Warrants
     The exercise of Warrants in exchange for Common Shares will not be considered to be a disposition of property for tax purposes, rather, the cost to the subscriber of such Warrants plus the amount paid on the exercise of the Warrants will constitute the cost to the subscriber of the Common Shares so acquired. In determining a subscriber’s adjusted cost base in any Common Shares, the cost of the Common Shares acquired on exercise of the Warrants must be averaged with the cost of any other Common Shares held by such subscriber as capital property.
     The expiry of an unexercised Warrant will generally result in a capital loss to the subscriber equal to the adjusted cost base of the Warrant.

Dividends
     Dividends paid in cash on the Common Shares will be included in the recipient’s income for the purposes of the Tax Act. Such dividends received by an individual holder of Common Shares will not be subject to the gross-up and dividend tax credit rules in the Tax Act. A holder that is a corporation will include such dividends in computing its taxable income.
     A holder of Common Shares that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which will include cash dividends.
     United States non-resident withholding tax on such dividends received by Canadian resident holders is generally eligible for foreign tax credit or deduction treatment, where applicable, under the Tax Act. Holders should consult their own tax advisors with respect to their eligibility for such foreign tax credits or deductions.
Disposition of Warrants or Common Shares
     Any disposition or deemed disposition of Warrants (other than on the exercise thereof) or Common Shares by a subscriber (other than to the Corporation) will result in the realization of a capital gain (or capital loss) in the taxation year of the disposition to the extent the proceeds of disposition exceed (or are exceeded by) the aggregate of the adjusted cost base of the disposed property and any reasonable costs of disposition.
Taxation of Capital Gains and Losses
     One-half of any such capital gain (a taxable capital gain) must be included in computing the income of the holder in the year of disposition, and one-half of any such capital loss (an allowable capital loss) generally must be deducted against taxable capital gains realized by the holder in the year of disposition. Allowable capital losses in excess of taxable capital gains for the year of disposition generally may be deducted by the holder against net taxable capital gains realized in any of the three preceding years or in any subsequent year, subject to various detailed provisions of the Tax Act including provisions that apply to corporate holders after a change of control. Where a loss is otherwise realized by a corporation on Common Shares, the amount of the loss may be reduced in respect of dividends received or deemed to be received on the disposed shares, in accordance with certain rules in the Tax Act.
     A holder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year, which will include taxable capital gains.
Holders Not Resident in Canada
     The following section is applicable to a subscriber for Units or Flow-Through Shares who, for the purposes of the Tax Act and any applicable income tax treaty and at all relevant times, is not, and is not deemed to be, a resident of Canada and does not, and is not deemed to, use or hold such securities in or in the course of, carrying on a business in Canada and is not an insurer who carries on an insurance business or is deemed to carry on an insurance business in Canada and elsewhere (in this section, a “Non-Resident Subscriber”).
Disposition of Common Shares (including Flow-Through Shares)
     A Non-Resident Subscriber who holds Common Shares that are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such Common Shares. Generally, Common Shares will not be taxable Canadian property of a Non-Resident Subscriber at a particular time provided that the Common Shares are listed on a prescribed stock exchange (which includes AMEX) at that time, unless, at any time during the sixty month period immediately preceding the disposition of the Common Shares by such Non-Resident Subscriber, the Non-Resident Subscriber, persons not dealing at arm’s length with such Non-Resident Subscriber, or the Non-

Resident Subscriber together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation.
Disposition of Warrants
     A Non-Resident Subscriber who holds Warrants that are not “taxable Canadian property” will not be subject to tax under the Tax Act on the disposition of such Warrants. Generally, Warrants will not be taxable Canadian property of a Non-Resident Subscriber at any particular time provided that the Common Shares are listed on a prescribed stock exchange (which includes AMEX) at that time, unless: (i) at any time during the sixty month period immediately preceding the disposition of the Warrants by such Non-Resident Subscriber, the Non-Resident Subscriber, persons not dealing at arm’s length with such Non-Resident Subscriber, or the Non-Resident Subscriber together with all such persons, owned 25% or more of the issued shares of any class or series of the capital stock of the Corporation.
Flow-Through Shares
     As the tax benefits associated with the Flow-Through Shares would generally only be available to shelter income otherwise subject to taxation in Canada, an investment in Flow-Through Shares would not typically be made by a Non-Resident Subscriber. Any Non-Resident Subscribers considering an investment in Flow-Through Shares should consult with their professional tax advisers to determine the extent to which such subscribers could utilize the Canadian tax benefits associated with Flow-Through Shares.
Certain United States Income Tax Considerations
     In the opinion of Burns Figa & Will, P.C., counsel to the Corporation with respect to United States federal income tax, the following is, as of the date of this prospectus supplement, a fair summary of the material U.S. federal income tax considerations of the acquisition, ownership and disposition of Units by beneficial owners of Units that acquire Units pursuant to this Offering and that hold such Units as capital assets (generally, for investment). This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular holders in light of their personal circumstances or to persons that are subject to special tax rules.
     As used in this section, the term “U.S. person” means: (i) an individual citizen or resident of the U.S.; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or (b) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used in this section, the term “U.S. holder” means a beneficial owner of Units that is a U.S. person.
     The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. The Corporation has not requested, and will not request, a ruling from the U.S. Internal Revenue Service (“IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions the Corporation has reached and described herein.
     If a pass-through entity, including a partnership or other entity taxable as a partnership, or a Subchapter S Corporation, for U.S. federal income tax purposes, holds Units, the U.S. federal income tax treatment of an owner, partner or shareholder of such pass-through entity generally will depend on the status of such owner, partner or shareholder of such entity, and the activities of the pass-through entity. A U.S. person that is an owner, partner or shareholder of the pass-through entity holding Units should consult its own tax advisor.
     The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Units and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made. Prospective purchasers are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of Units, Common Shares, and Warrants and exercise of the Warrants.
General
     There is no authority addressing the treatment, for U.S. federal income tax purposes, of securities with terms substantially the same as the Units, and, therefore, such treatment is not entirely clear. Each Unit should be treated for federal income tax purposes as an investment unit consisting of one Common Share and a Warrant to acquire one Common Share. Each holder of a Unit must allocate the purchase price paid by such holder for such unit between the Common Share and the Warrant based on their respective relative fair market values. A holder’s initial tax basis in the Common Share and the Warrant included in each Unit should equal the portion of the purchase price of the Unit allocated thereto.
     The view of the characterization of the Units described above and a holder’s purchase price allocation are not, however, binding on the IRS or the courts. Because there are no authorities that directly address instruments that are similar to the Units, no assurance can be given that the IRS or the courts will agree with the characterization described above or the discussion below. Accordingly, prospective investors are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of an investment in a Unit (including alternative characterizations of a Unit) and with respect to any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Unless otherwise stated, the following discussion is based on the assumption that the characterization of the Units and the allocation described above are accepted for U.S. federal income tax purposes.
Distributions on Common Shares
     The gross amount of any distribution received by a U.S. Holder with respect to Common Shares will be included in the gross income of such U.S. Holder, as a dividend, to the extent attributable to current or accumulated earnings and profits of the Corporation, as determined under United States federal income tax principles.
     To the extent that the amount of any distribution exceeds the Corporation’s current and accumulated earnings and profits for a taxable year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of the Common Shares with regard to which the distribution was made, and to the extent in excess of such basis, will be treated as gain from the sale or exchange of such Common Shares.
     With certain exceptions, any dividends the Corporation pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied.
     With certain exceptions (including but not limited to dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, qualified dividends (as defined in Section 1(h)(11)(B) of the Code) received by a non-corporate U.S. Holder generally will be treated as net capital gain subject to tax at the maximum tax rate accorded to capital gains for taxable years beginning on or before December 31, 2010, after which the rate applicable to qualified dividends is scheduled to return to the tax rate generally applicable to ordinary income.
Sale or Other Taxable Disposition of Common Shares or Warrants
     In general, a U.S. holder must treat any gain or loss recognized upon a sale, exchange, or other taxable disposition of a Common Share or Warrant (which would include a liquidation in the event the Corporation does not consummate a business combination within the required time period) as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the disposed of Common Share or Warrant exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between the sum of the amount of cash and the fair market value of any property received in such disposition and the U.S. holder’s adjusted tax basis in the share of Common Share or Warrant. A U.S. holder’s adjusted tax basis in the Common Share or Warrant generally will equal the U.S. holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to the Common Share or one-half Warrant) less any prior return of capital.
Exercise of a Warrant
     Upon a U.S. holder’s exercise of a Warrant, the U.S. holder will not be required to recognize taxable gain or loss with respect to the Warrant. The U.S. holder’s tax basis in the Common Share received by such U.S. holder will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant (i.e., the portion of the U.S. holder’s purchase price for a Unit that is allocated to the Warrant, as described above) and the exercise price. The U.S. holder’s holding period for the Common Share received upon exercise of the Warrant will begin on the date following the date of exercise (or possibly on the date of exercise) of the Warrant and will not include the period during which the U.S. holder held the Warrant.
Lapse of a Warrant
     Upon the lapse or expiration of a Warrant, a U.S. Holder would recognize a loss in an amount equal to such U.S. Holder’s adjusted tax basis in the Warrant. Any such loss will likely be a capital loss. Deductions for capital losses are subject to complex limitations under the Code.
Information Reporting and Backup Withholding
     In general, information reporting requirements will apply to the payment of dividends of the Common Shares or the proceeds received on the sale, exchange, or redemption of Common Shares and Warrants paid within the United States (and in certain cases, outside the United States) to holders other than certain exempt recipients (such as corporations, holders that are not U.S. Holders that provide appropriate certification, and certain other persons). In addition, a backup withholding tax (currently imposed at a rate of 28%) may apply to such amounts if the holder fails to provide an accurate taxpayer identification number, or is notified by the IRS that it has failed to report dividends required to be shown on its federal income tax returns. The amount of any backup withholding from a payment to a U.S. Holder will generally be allowed as a credit against the U.S. Holder’s United States federal income tax liability, and may entitle such holder to a refund, provided that the required information is provided to the IRS in a timely manner.
     THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES OR WARRANTS. EACH PROSPECTIVE INVESTOR SHOULD CONSULT WITH ITS OWN TAX ADVISOR CONCERNING THE TAX CONSEQUENCES OF ITS PARTICULAR SITUATION.
Eligibility for Investment
     In the opinion of Macleod Dixon LLP, counsel to the Corporation, and Blake, Cassels & Graydon LLP, counsel to the Underwriters, provided that the Common Shares and the Warrants are listed on AMEX, the Common Shares, the Warrants and the Flow-Through Shares, on the date of their issuance, will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, “registered plans”), except that if the Warrants are not listed then they will be qualified investments for registered plans only if each person who is an annuitant, a beneficiary, an employer or a subscriber under such a plan deals at arm’s length (within the meaning of the Tax Act) with the Corporation. If registered plans subscribe for Flow-Through Shares, renounced CEE will not be available for deduction against the income of the annuitants or beneficiaries of such plans.

Material Contracts
     The material contracts and other instruments entered into by, to be entered into by, or to become binding upon, the Corporation or its subsidiary entities in connection with the Offering are as follows:
•	the Underwriting Agreement referred to under “Plan of Distribution”;

•	the Flow-Through Subscription Agreements to be entered into between the Corporation and the Underwriters or any participants in the Selling Dealer Group for and on behalf of and as agents for purchasers of Flow-Through Shares on or prior to the Closing Date setting out the contractual relationship between the Corporation and the purchasers of the Flow-Through Shares; and

•	the Warrant Indenture.
     Copies of the foregoing agreements may be inspected during regular business hours at the offices of the Corporation, at 205, 707-7th Avenue SW, Calgary, Alberta, Canada, T2P 3H6, until the expiry of the 30 day period following the date of this prospectus supplement.
Legal Matters
     Certain legal matters relating to Canadian law in connection with the Offered Securities offered hereby will be passed upon on behalf of the Corporation by Macleod Dixon LLP, and on behalf of the Underwriters by Blake, Cassels & Graydon LLP. Certain legal matters relating to United States law in connection with the Offered Securities offered hereby will be passed upon on behalf of the Corporation by Burns, Figa & Will, P.C and on behalf of the Underwriters by Paul, Weiss, Rifkind, Wharton & Garrison LLP.
Interests of Experts
     As at the date of this prospectus supplement, the partners and associates of Macleod Dixon LLP and Burns, Figa & Will, P.C., as a group, and the partners and associates of Blake, Cassels & Graydon LLP as a group, beneficially own, directly or indirectly, less than 1% of any class of securities of the Corporation. In connection with the audit of the Corporation’s annual financial statements for the years ended April 30, 2007 and 2006, Pannell Kerr Forster, Chartered Accountants confirmed that they are independent within the meaning of the Public Company Accounting Oversight Board (United States of America).
Disclosure of Commission Position on Indemnification
for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to state law, the Corporation’s governing documents, or by contract with the foregoing persons, or otherwise, the Corporation has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Auditors, Transfer Agent and Registrar
     The Corporation’s auditors are KPMG LLP, Calgary, Alberta.
     The transfer agent and registrar for the Common Shares is, and for the Warrants issued under the Warrant Indenture will be, Computershare Trust Company of Canada at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

BASE SHELF PROSPECTUS DATED NOVEMBER 7, 2007
This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and in those jurisdictions only by persons permitted to sell such securities. No securities commission or similar authority in Canada or the United States of America has in any way passed upon the merits of the securities offered by this prospectus and any representation to the contrary is an offence.
Certain of the directors and officers of the issuer and certain of the experts named in this prospectus reside outside of Canada. The issuer has appointed Macleod Dixon LLP, 400 — Third Avenue S.W., Suite 3700, Calgary, Alberta T2P 4H2 as its agent for service of process in Canada, but it may not be possible for investors to effect service of process within Canada upon the directors, officers and experts referred to above. It may also not be possible to enforce against the issuer, its directors and officers and certain of the experts named in this prospectus judgments obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.
This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. We will describe the specific terms and manner of offering of our shares of common stock, warrants and/or units by providing a prospectus supplement each time we offer and issue our securities. The applicable prospectus supplement will provide information about the terms of the shares and warrants, which may be offered as a unit, and may add, update or change other information contained in this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.
Our common stock is registered under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”) and is listed on the American Stock Exchange under the symbol “BQI”. The last reported sales price per share of our common stock as reported by the American Stock Exchange on November 5, 2007, was $5.57.
You should carefully read this prospectus and any applicable prospectus supplement before you invest. Investing in our securities involves a high degree of risk. SEE “RISK FACTORS” BEGINNING ON PAGE 5.
The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth in the applicable prospectus supplement.
The date of this prospectus is November 7, 2007.

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any amount of our securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading “Documents Incorporated by Reference.” You should also review the additional information described under the heading “Where You Can Find More Information.”
You should only rely on the information contained in or incorporated by reference into this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared by or on behalf of us is accurate only as of the date of their respective covers. Our business, financial condition, plan of operations and prospects may have subsequently changed.
OILSANDS QUEST INC.
     We operate through six subsidiary corporations and conduct limited joint venture activities directly. Our primary operating subsidiary is Oilsands Quest Sask Inc. (“OQI Sask”), an Alberta corporation. We own 100% of the issued and outstanding voting common shares of OQI Sask. OQI Sask is involved in oil sands exploration focused primarily on its oil sands exploration licenses and permits in Saskatchewan and Alberta. The company has initiated pre-commercialization studies for its Axe Lake Discovery in the province of Saskatchewan, placing it at the forefront of the development of an oil sands industry in the province of Saskatchewan.
We have generated no revenue. We have used significant funds in operations, and expect this trend to continue for the foreseeable future. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
Our principal offices are located at 205, 707-7th Avenue SW, Calgary, Alberta, Canada, T2P 3H6, and our telephone number is (403) 263-1623. We are a Colorado corporation. Our website is www.oilsandsquest.com. Our website is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” the information in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. These documents provide a significant amount of information about us. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.
•	Our Annual Report on Form 10-KSB for the fiscal year ended April 30, 2007 (filed July 30, 2007)

•	Our Quarterly Report on Form 10-Q for the quarter ended July 31, 2007 (filed September 14, 2007)

•	Our Current Reports on Form 8-K, as amended, reporting events of (filing date in parentheses):

October 11, 2007	(October 15, 2007)
July 24, 2007	(July 26, 2007)
June 28, 2007	(July 5, 2007)
May 4, 2007	(May 7, 2007)
May 3, 2007	(May 4, 2007)
•	Our Registration Statement on Form 10-SB filed October 14, 1999, registering our Common Stock under the Securities Act of 1934, as amended by Form 8-A filed on March 13, 2006 and on August 23, 2006.
You may request a copy of these filings or a copy of any or all of the documents referred to above which have been or may be incorporated in this prospectus by reference, at no cost, by writing us or calling us at the following address and telephone number:
Oilsands Quest Inc.
205, 707-7th Avenue SW
Calgary, Alberta T2P 3H6
CANADA
Telephone No.: (403) 263-1623
Facsimile No.: (403) 263-9812
Where You Can Find More Information
The documents described above are available electronically in the EDGAR database on the web site maintained by the SEC. You can find this information at http://www.sec.gov. You may also read and copy any materials we have filed with the SEC at the SEC’s public reference room at 100 F Street, NE, Washington, DC 20549.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.
Note of Caution Regarding Forward-Looking Statements
Except for statements of historical fact relating to the company, this prospectus contains certain “forward-looking information” within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate”, “potential”, “prospective” and other similar words, or statements that certain events or conditions “may” “will” or “could” occur. Forward-looking statements such as the estimates of resources, references to our drilling program, geophysical programs, reservoir field testing and analysis program, the pilot in-situ production program, and timing of such programs are based on the opinions and estimates of management and our independent evaluators at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking statements, which include but are not limited to risks inherent in the oil sands industry, regulatory and economic risks, and risks associated with our ability to implement our business plan. There are uncertainties inherent in forward-looking information, including factors beyond our control, and no assurance can be given that the programs will be completed on time, on budget or at all. In addition, there are numerous uncertainties inherent in estimating resources, including many factors beyond the company’s control. In general, estimates of resources are based upon a number of factors and assumptions made as of the date on which the estimates were determined, such as geological, technological and engineering estimates which have inherent uncertainties. We undertake no obligation to update forward-looking information if circumstances or management’s estimates or opinions should change, except as required by law. The reader is cautioned not to place undue reliance on forward-looking statements. The risks and uncertainties set forth above are not exhaustive. Readers should refer to our annual report on Form 10-KSB and other documents incorporated by reference in this prospectus, which are available at www.sedar.com and at www.sec.gov for a detailed discussion of these risks and uncertainties and details regarding the location and extent of our land holdings.
RISK FACTORS
This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in our Form 10-KSB for the fiscal year ended April 30, 2007. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.
RISKS RELATED TO OUR BUSINESS:
Due to Our History of Operating Losses, We are Uncertain That We Will Be Able to Maintain Sufficient Cash to Accomplish Our Business Objectives
The consolidated financial statements have been prepared assuming that we will continue as a going concern. During the fiscal years ended April 30, 2007 and 2006 we suffered net losses of $68,794,741 and $52,640,903, respectively. At April 30, 2007, there was stockholders’ equity and working capital of $386,833,545 and $5,819,466, respectively. For the three months ended July 31, 2007, we had a net loss of $6,190,484 and there was stockholders’ equity and working capital of $432,815,638 and $46,821,400, respectively. There is no assurance that we can generate net income, increase revenues or successfully explore and exploit our properties.
See the “Plan of Operation” of our Form 10-KSB for the fiscal year ended April 30, 2007 for a description of management’s plans in regard to this issue. The financial statements do not include any adjustments relating to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should we be unsuccessful in implementing these plans.
Our Business Plan is Highly Speculative and its Success Depends, In Part, On Exploration Success on the Permit Lands
Our business plan is focused primarily on the exploration for oil sands deposits on our permitted, licensed and leased lands in the Provinces of Saskatchewan and Alberta. Exploration itself is highly speculative. We are subject to all of the risks inherent in oil sands exploration and development, including identification of commercial projects, operation and revenue uncertainties, market sizes, profitability, market demand, commodity price fluctuations and the ability to raise further capital to fund activities. There can be no assurance that we will be successful in overcoming these risks. These risks are further exacerbated by our dependence on OQI Sask as our primary asset.
THE BUSINESS OF OIL SANDS EXPLORATION IS SUBJECT TO MANY RISKS:
Nature of Oil Sands Exploration and Development
Oil sands exploration and development is very competitive and involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. As with any petroleum property, there can be no assurance that commercial deposits of bitumen will be produced from the OQI Sask Permit Lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, or the Eagles Nest Prospect and Pasquia

Hills Oil Shale Prospect. Furthermore, the marketability of any discovered resource will be affected by numerous factors beyond our control. These factors include, but are not limited to, market fluctuations of prices, proximity and capacity of pipelines and processing equipment, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, land tenure, allowable production, importing and exporting of oil and gas and environmental protection). The extent of these factors cannot be accurately predicted, but the combination of these factors may result in us not receiving an adequate return on invested capital.
Reserves and Resources
We have not yet established any reserves. There are numerous uncertainties inherent in estimating quantities of bitumen resources and reserves, including many factors beyond our control, and no assurance can be given that the recovery of bitumen will be realized. In general, estimates of recoverable bitumen resources and reserves are based upon a number of factors and assumptions made as of the date on which the resource and reserves estimates were determined, such as geological and engineering estimates which have inherent uncertainties, the assumed effects of regulation by governmental agencies and estimates of future commodity prices and operating costs, all of which may vary considerably from estimated results. All such estimates are, to some degree, uncertain and classifications of resources and reserves are only attempts to define the degree of uncertainty involved. For these reasons, estimates of the recoverable bitumen, the classification of such resources and reserves based on risk of recovery, prepared by different engineers or by the same engineers at different times, may vary substantially. No estimates of commerciality or recoverable bitumen resources or reserves can be made at this time, if ever.
Capital Requirements and Liquidity
Significant amounts of capital will be required to explore the OQI Sask Permit Lands in Saskatchewan and Alberta, oil sands exploration licenses in Saskatchewan, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect. The only source of future funding presently available to us is through the sale of additional equity capital and borrowing funds or selling a portion of our interest in our assets. There is no assurance that any additional equity capital or borrowings required will be obtainable on terms acceptable to us, if at all. Failure to obtain such additional financing could result in delays or indefinite postponement of further exploration and development of our projects. Equity financing, if available, may result in substantial dilution to existing stockholders.
Government Regulations, Permits, Leases and Licenses
The business of resource exploration and development is subject to substantial regulation under Canadian provincial and federal laws relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of oil sands bitumen and related products and other matters. Amendments to current laws and regulations governing operations and activities of oil sands exploration and development operations could have a material adverse impact on our business. In addition, there can be no assurance that income tax laws, royalty regulations and government incentive programs related to the OQI Sask Permit Lands in Saskatchewan, oil sands exploration licenses in Saskatchewan, the Alberta Permits, the Eagles Nest Prospect and the Pasquia Hills Oil Shale Prospect and the oil sands industry generally, will not be changed in a manner which may adversely affect our progress and cause delays, or cause the inability to explore and develop, resulting in the abandonment of these interests.
Permits, leases, licenses, and approvals are required from a variety of regulatory authorities at various stages of exploration and development. There can be no assurance that the various government permits, leases, licenses and approvals sought will be granted in respect of our activities or, if granted, will not be cancelled or will be renewed upon expiry. There is no assurance that such permits, leases, licenses, and approvals will not contain terms and provisions which may adversely affect our exploration and development activities.
Third Party Liability and Environmental Liability
The Company’s operations could result in liability for personal injuries, property damage, oil spills, discharge of hazardous materials, remediation and clean-up costs and other environmental damages. We could be liable for environmental damages caused by previous owners. As a result, substantial liabilities to third parties or governmental entities may be incurred, and the payment of such liabilities could have a material adverse effect on our financial condition and results of operations. We currently have a limited amount of insurance and, at such time as we commence additional operations, we expect to obtain and maintain additional insurance coverage for our operations, including limited coverage for sudden environmental damages, but we do not believe that insurance coverage for environmental damage that occurs over time is available at a reasonable cost. Moreover, we do not believe that insurance coverage for the full potential liability that could be caused by sudden environmental damages is available at a reasonable cost. Accordingly, we may be subject to liability or may lose substantial portions of our properties in the event of certain environmental damages. The Company could incur substantial costs to comply with environmental laws and regulations which could affect our ability to operate as planned.
Fiscal Regime
Any development of our resource assets will be directly affected by the royalty regime applicable. The economic benefit of future capital expenditures for the project is, in many cases, dependent on a satisfactory fiscal regime (royalties and taxes). The Government of Saskatchewan receives royalties on production of oil, gas and other minerals from lands in which it owns the relevant mineral rights. The Government of Saskatchewan owns the relevant mineral rights on the OQI Saskatchewan Lands. The current royalty regime relating to bitumen production in Saskatchewan provides for a royalty of 1% of gross bitumen revenue is payable until the project has recovered specified allowed costs. Once such allowed costs are recovered, a net royalty of 20% of operating income is payable.
The Government of Alberta receives royalties on production of natural resources from lands in which it owns the mineral rights. On October 25, 2007, the Government of Alberta unveiled a new royalty regime. The new regime will introduce new royalties for conventional oil, natural gas and bitumen effective January 1, 2009 that are linked to commodity prices and production levels and will apply to both new and existing oil sands projects and conventional oil and gas activities.
Currently, in respect of oil sands projects having regulatory approval, a royalty of one percent of gross bitumen revenue is payable prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance. Once such allowed costs have been recovered, a royalty of the greater of: (a) one percent of gross bitumen revenue; and (b) 25 percent of net bitumen revenue (calculated as being gross bitumen revenue less operating costs and additional capital expenditures incurred since payout (“net royalty”)) is levied.
Under the new regime, the Government of Alberta will increase its royalty share from oil sands production by introducing price-sensitive formulas which will be applied both before and after specified allowed costs have been recovered. The gross royalty will start at one percent of gross bitumen revenue and will increase for every dollar that world oil price, as reflected by the West Texas Intermediate (“WTI”) crude oil price, is above CDN$120 per barrel or higher. The net royalty on oil sands will start at 25 percent of net bitumen revenue and will increase for every dollar the WTI crude oil price is above CDN$55 per barrel to 40 percent when the WTI crude oil price is CDN$120 per barrel or higher. Prior to the payout of specified allowed costs, including certain exploration and development costs, operating costs and a return allowance, the gross royalty is payable. Once such allowed costs have been recovered, a royalty of the greater of: (a) the gross royalty and (b) the net royalty is payable. The Government of Alberta has announced that it intends to review and, if necessary, revise current rules and enforcement procedures with a view to clearly defining what expenditures will qualify as specified allowed costs.
The implementation of the proposed changes to the royalty regime in Alberta is subject to certain risks and uncertainties. The significant changes to the royalty regime require new legislation, changes to existing legislation and regulation and development of proprietary software to support the calculation and collection of royalties. Additionally, certain proposed changes contemplate further public and/or industry consultation. There may be modifications introduced to the proposed royalty structure prior to the implementation thereof.
There can be no assurance that the Governments of Alberta or Saskatchewan or the Government of Canada will not adopt a new fiscal regime or otherwise modify the existing fiscal regime (royalties and taxes) governing oil sands producers in a manner that could materially affect the financial prospects and results of operations of oil sands developers and producers in Alberta and Saskatchewan.

Emissions Regulations
     In late 2002 the Government of Canada ratified the Kyoto Protocol, an international agreement designed to set legally binding targets to reduce certain emissions of carbon dioxide, methane and other greenhouse gasses, or “GHGs”. On October 19, 2006 the Government of Canada introduced into Parliament the Clean Air Act (Bill C-30) and released its accompanying Notice of Intent to Develop and Implement Regulations and Other Measures to Reduce Air Emissions, or the “Notice.” The Bill and the Notice were intended to reflect the Government’s “made in Canada” approach to Canada’s Kyoto Protocol obligations and reduce certain industrial air pollutants and GHG emissions in Canada. The Notice announced the Government’s intent to set emission intensity based reduction targets for GHGs for certain industries to come into effect by the end of 2010 and long term GHG emission reduction targets from 2003 levels by 2050. Bill C-30 had not received Royal Assent as of the proroguing of Parliament on September 14, 2007 and therefore died as of that date. The Bill may be reintroduced, in the same form or with modifications, in the current session of Parliament.
     On April 26, 2007, the Government of Canada announced a Regulatory Framework for Air Emissions and Other Measures to Reduce Air Emissions, or the “Framework”, which outlines proposed new requirements governing the emission of GHGs and other industrial air pollutants, including sulphur oxides, volatile organic compounds, particulate matter and possibly additional sector-specific pollutants in accordance with the Notice. The Framework introduces further, but not full, detail on new GHG and industrial air pollutant limits and compliance mechanisms that will apply to various industrial sectors, including oil sands extraction, starting in 2010. The Framework proposes GHG emission-intensity reduction targets of six percent per year from 2007 to 2010, followed by annual reductions of two percent through 2015. The Government of Canada is in the process of consulting stakeholders about the emission-intensity targets which are contemplated to form the basis of new draft regulations scheduled to be released in early 2008. Industry may meet the reduction obligations through in-house GHG emission reductions, the purchase of offset credits, payments to a federal technology fund and some limited credits for emission reductions created between 1992 and 2006. The regulations implementing these changes have not been developed and are not in force as of October 30, 2007.
     On September 9, 2007, the Government of Canada agreed to the Declaration on Climate Change, Energy Security and Clean Development of the Conference on Asian-Pacific Economic Cooperation (“APEC”). The Government of Canada agreed to work towards achieving an APEC-wide regional goal of a reduction in energy intensity relative to gross domestic product of at least 25 percent by 2030, with 2005 as the base year. The allocation of the energy intensity reductions amongst APEC nations was not determined.
     On April 20, 2007 the Government of Alberta passed the Climate Change and Emissions Management Amendment Act establishing a framework for GHG emission reductions similar to the proposed federal Framework. The Specified Gas Emitters Regulation created under the Act came into effect on July 1, 2007. The Specified Gas Emitters Regulation requires facilities that emit more than 100,000 tonnes of carbon dioxide equivalent annually to reduce their emission intensity for the July 1, 2007 to December 31, 2007 period by 12 percent from 2003-2005 levels. New facilities in operation less than eight years will be required to achieve these reductions over the fourth to eighth years of operation. These obligations may be met by in-house reductions, the purchase of certain emission reductions or offset credits or a contribution of $15 per tonne of GHG emissions to a provincial technology fund.
     The Government of Alberta conducted public consultations across the province between March and June 2007 to gather input with respect to future climate change action plans. A final climate change action plan is expected to be released by late fall 2007.
     On June 14, 2007 the Government of Saskatchewan announced the Saskatchewan Energy and Climate Change Plan. The Plan’s main targets include a 32 percent reduction in GHG emissions from 2004 levels by 2020, and a reduction of 80 percent by 2050. In the non-renewable energy sector, the Government of Saskatchewan indicates that it will work with the industry to prepare a report and recommendations before the end of 2008 with respect to the reduction of flaring, venting and fugitive emissions. The Government of Saskatchewan will also work with the industry to develop carbon capture and storage alternatives. As of October 31, 2007, the Government of Saskatchewan has not made any regulatory changes to implement the Energy and Climate Change Plan in the non-renewable energy sector.
Future legislated GHG and industrial air pollutant emission reduction requirements and emission intensity requirements, or GHG and industrial air pollutant emission reduction or intensity requirements in future regulatory approvals, may require the restriction or reduction of GHG and industrial air pollutant emissions or emissions intensity from our future operations and facilities, payments to technology funds or purchase of emission reductions or offset credits. The reductions may not be technically or economically feasible for our operations and the failure to meet such emission reduction or emission intensity reduction requirements or other compliance mechanisms may materially adversely affect our business and result in fines, penalties and the suspension of operations. As well, equipment from suppliers which can meet future emission standards may not be available on an economic basis and other compliance methods of reducing emissions or emission intensity to levels required in the future may significantly increase our operating costs or reduce output. Emission reductions or offset credits may not be available for acquisition or may not be available on an economic basis. There is also the risk that provincial or federal governments, or both, could pass legislation which would tax such emissions.
Abandonment and Reclamation Costs
We are responsible for compliance with terms and conditions of environmental and regulatory approvals and all laws and regulations regarding the abandonment of a project and reclamation of its lands at the end of its economic life, which abandonment and reclamation costs may be substantial. A breach of such legislation and/or regulations may result in the issuance of remedial orders, the suspension of approvals, or the imposition of fines and penalties, including an order for cessation of operations at the site until satisfactory remedies are made. We have not yet incurred any significant retirement, abandonment or reclamation costs to date. However, it is not possible to estimate with certainty the abandonment and reclamation costs since they will be a function of regulatory requirements at the time.
Title Risks
None of the OQI Sask Permit Lands exploration permits and exploration licenses in Saskatchewan and Alberta, nor the Pasquia Hills Oil Shale Prospect permits has been converted to development leases. In the event that we do not meet the regulated requirements, or development conditions to convert our permits or licenses to leases or obtain an extension of such development requirements, our right to explore for bitumen or oil shale, as applicable, may be lost. We are satisfied that we have good and proper right, title and interest in and to the permits and licenses that we intend to exploit. However, we have not obtained title opinions on any of our interests. Accordingly, ownership of the oil sands and oil shale exploration rights could be subject to prior unregistered agreements or interests or undetected claims or interests.
Aboriginal peoples have claimed aboriginal title and rights to a substantial portion of western Canada. Certain aboriginal peoples have filed a claim against the Government of Canada, the Province of Alberta, certain governmental entities and the regional municipality of Wood Buffalo (which includes the City of Fort McMurray, Alberta) claiming, among other things, aboriginal title to large areas of lands surrounding Fort McMurray. Similar claims have been and could be made in the Province of Saskatchewan and elsewhere. If any such claim relating to lands on which we have rights was successful, it could have a significant adverse effect on our ability to conduct our business.
Operational Hazards
Our exploration and development activities are subject to the customary hazards of operation in remote areas. A casualty occurrence might result in the loss of equipment or life, as well as injury, property damage or other liability. While we maintain limited insurance to cover current operations, our property and liability insurance may not be sufficient to cover any such casualty occurrences or disruptions. Equipment failures could result in damage to our facilities and liability to third parties against which we may not be able to fully insure or may elect not to insure because of high premium costs or for other reasons. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on the business, our financial condition and results of our operations.
Competitive Risks
     The Canadian and international petroleum industry is highly competitive in all aspects, including the exploration for, and the development of, new sources of supply, the acquisition of oil interests and the distribution and marketing of petroleum products. A number of companies other than our company are engaged in the oil sands business and are actively exploring for and delineating their resource bases. Some companies have announced plans to begin production of synthetic crude oil, or to expand existing operations. Expansion of existing operations and development of new projects could materially increase the supply of synthetic crude oil and other competing crude oil products in the marketplace and adversely affect plans for development of our lands.
ENVIRONMENTAL AND REGULATORY COMPLIANCE MAY IMPOSE SUBSTANTIAL COSTS ON US
Our operations are or will be subject to stringent federal, provincial and local laws and regulations relating to improving or maintaining environmental quality. Environmental laws often require parties to pay for remedial action or to pay damages regardless of fault. Environmental laws also often impose liability with respect to divested or terminated operations, even if the operations were terminated or divested many years ago.
Our exploration activities and drilling programs are or will be subject to extensive laws and regulations governing prospecting, development, production, exports, taxes, labor standards, occupational health, waste disposal, protection and remediation of the environment, protection of endangered and protected species, operational safety, toxic substances and other matters. Exploration and drilling is also subject to risks and liabilities associated with pollution of the environment and disposal of waste products. Compliance with these laws and regulations will impose substantial costs on us and will subject us to significant potential liabilities.
Costs associated with environmental liabilities and compliance have increased over time, and we expect these costs to continue to increase in the future. We will be required to book reserves for the costs of environmental obligations on our financial statements for such liabilities as our exploration operations proceed.
THE LOSS OF CURRENT MANAGEMENT MAY MAKE IT DIFFICULT FOR US TO OPERATE
Reliance on Key Personnel
Investors must rely upon the ability, expertise, judgment, discretion, integrity and good faith of our management and directors. The Company’s success is dependent upon its management and key personnel. The unexpected loss or departure of any of our key officers and employees could be detrimental to our future success. Except for a key man insurance policy of $5 million CDN on our President and Chief Executive Officer, we do not maintain key man insurance on our management.
FLUCTUATIONS IN U.S. AND CANADIAN DOLLAR EXCHANGE RATES MAY HAVE A MATERIAL ADVERSE IMPACT
Commodity prices and costs related to the Company’s activities, if and when applicable, will generally be based on a U.S. dollar market price. Fluctuations in the U.S. and Canadian dollar exchange rate may cause a negative impact on revenue and costs and could have a material adverse impact on the Company.
RISKS RELATING TO OUR COMMON STOCK
We Have Numerous Outstanding Options, Warrants and Commitments to Issue Shares, Which May Adversely Affect The Price of Our Common Stock
We have reserved 18,447,134 shares of our Common Stock for issuance upon exercise of outstanding options under plans and warrants at prices as low as $1.75 per share. The Company has also reserved 1,961,900 shares to be issued on settlement of debt of a former subsidiary. Pursuant to the Reorganization Agreement with OQI Sask dated August 14, 2006, the Company is required to issue up to 76,504,304 shares of its Common Stock for all of the OQI Sask Exchangeable Shares (including warrants and options to acquire) issued upon the closing (the “Reorganization”). As of October 29, 2007, 32,976,094 OQI Sask Exchangeable Shares have already been exchanged for our Common Stock and up to an additional 43,528,210 OQI Sask Exchangeable Shares may be issued and exchanged for Common Stock. Any sale into the public market of our Common Stock purchased privately at prices below the current market price could be expected to have a depressive effect on the market price of our Common Stock.

Future Sales of our Common Stock May Cause our Stock Price to Decline
Our stock price may decline by future sales of our shares or the perception that such sales may occur. If we issue additional shares of Common Stock in private financings under an exemption from the registration laws, then those shares will constitute “restricted shares” as defined in Rule 144 under the Securities Act of 1933 (the “1933 Act”). The restricted shares may only be sold if they are registered under the 1933 Act, or sold under Rule 144, or another exemption from registration under the 1933 Act.
Some of our outstanding restricted shares of Common Stock are either eligible for sale pursuant to Rule 144 or have been registered under the Act for resale by the holders. We are unable to estimate the amount, timing, or nature of future sales of outstanding Common Stock. Sales of substantial amounts of our Common Stock in the public market may cause the stock’s market price to decline.
Dividend Policy
The Company did not declare or pay cash or other dividends on its Common Stock during the past two fiscal years. Payment of dividends by the Company will depend upon the Company’s financial condition, results of operations, capital requirements and such other factors as the Board of Directors of the Company may deem relevant.
Our Stock Price Can Be Extremely Volatile
The trading price of our Common Stock has been and could continue to be subject to wide fluctuations in response to announcements of our business developments or those of our competitors, world commodity prices, periodic updates on our resource assessments, quarterly variations in operating results, and other events or factors. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of our Common Stock.
Issuance of Preferred Stock and Our Anti-Takeover Provisions Could Delay or Prevent a Change in Control and May Adversely Affect our Common Stock.
We are authorized to issue 10,000,000 shares of preferred stock which may be issued in series from time to time with such designations, rights, preferences and limitations as our Board of Directors may determine by resolution. The rights of the holders of our Common Stock will be subject to and may be adversely affected by the rights of the holders of any of our preferred stock that may be issued in the future. Issuance of a new series of preferred stock, or providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring our outstanding shares of Common Stock. On October 30, 2006, the Company’s shareholders approved staggered terms for the Board of Directors, which could make removal of the Board of Directors more difficult for a third party. The Class A directors will serve until the annual meeting in 2009, the Class B directors until the annual meeting in 2008, and the Class C directors until the annual meeting in 2010, or each until their successors are duly elected or appointed or until their earlier death, resignation or removal. After the respective annual meetings in 2008 and 2009, each term for directors will be three years. In addition to a staggered board, our Board of Directors adopted a stockholders rights plan in March 2006 and reserved 250,000 shares of Series A Junior Participating Preferred Stock. This stockholders rights plan could have the effect of discouraging, delaying or preventing an acquisition. In addition, the Company has designated one share as Series B Preferred Stock, which is issued and outstanding and represents 29,290,310 voting shares as of October 29, 2007, and upon the exercise of options to acquire Exchangeable Shares, will represent up to 43,528,210 voting shares. The Company has no present plans to issue any additional shares of preferred stock.

USE OF PROCEEDS
Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for: general corporate purposes; reservoir testing and other costs associated with the development of the Axe Lake discovery; and continued exploration on our permitted lands. Specific allocations of the proceeds for such purposes have not been made at this time.
DESCRIPTION OF WARRANTS AND UNITS
     We may issue warrants to purchase common stock. Warrants may be issued independently or together with shares of our common stock, and sold as units, and may be attached to or separate from the securities. The warrants will be issued under warrant agreements as detailed in the prospectus supplement relating to warrants being offered. The applicable prospectus supplement will describe the material terms of the warrants.
     We may issue units consisting of shares of common stock and warrants. The shares and warrants may be attached to or separate from each other, even though sold as a unit. The applicable prospectus supplement will describe the material terms of the units.
PLAN OF DISTRIBUTION
We may sell the securities offered under this prospectus through agents, through underwriters or dealers, or directly to one or more purchasers.
Underwriters, dealers, and agents that participate in the distribution of these securities may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of these shares by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which these securities may be listed.
The distribution of these securities may occur from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices.
DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
Our Articles of Incorporation provide that we shall indemnify any officer, employee, agent or director against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the person was a party by reason of such status. Such indemnity may be provided if the person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the person’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the person is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified. A director, employee, agent, or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he or she was a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. We may also indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by our articles of incorporation, bylaws, resolution of our shareholders or directors or in a contract.

In addition to our Articles of Incorporation, the Company entered into indemnity agreements with our officers and directors. The agreement is a contractual supplement to the corporate indemnity provisions of the Company’s Articles of Incorporation. The material terms and conditions of the agreement are: (a) the Company shall indemnify and advance expenses to the indemnitee against claims if the indemnitee acted honestly and in good faith with a view to the best interests of the Company, and, with respect to any criminal proceeding, had no reasonable grounds to believe the indemnitee’s conduct was unlawful; (b) a description of how the Company will determine if indemnification is appropriate including the procedure for obtaining indemnification; (c) the procedure to authorize advancing expenses; (d) the indemnitee’s rights under the indemnity agreement will survive any merger or other consolidation; and (e) the indemnitee will be entitled to attorney’s fees and disbursements incurred in any suit against the Company for breach of the agreement, if the indemnitee prevails in whole or in part in such a suit.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.